Exhibit 99.1

Baldwin Technology Announces New CEO Mark T. Becker

Company to focus on global growth

SHELTON, Conn.--(BUSINESS WIRE)--October 1, 2010--Baldwin Technology Company, Inc. (NYSE Amex: BLD), a leader in process automation technology for the global printing industry announced the appointment of Mark T. Becker as President and CEO, effective immediately.

Mr. Becker, age 51, brings more than 25 years of international experience in senior operational roles, and nine years as a member of the Baldwin Technology Board of Directors. Most recently, as Vice President of Operations at Sun Capital Partners, he was responsible for directing a multi-billion dollar revenue portfolio of companies across a range of industries. Before that, Mr. Becker led the turnaround of Sylvania Lighting International as the company’s COO and CFO. Previously, Mr. Becker was CFO of Sappi Fine Paper North America, a $1.7B paper and forest products company that sells specialty papers into the global graphic arts market.

“The Board is pleased with Mark’s appointment,” said Baldwin Chairman Gerald Nathe. "As an independent board member of long standing, Mark understands our business. He brings an exceptional ability to see the big picture and has a strong vision for the future of our Company.” Mr. Nathe concluded, “We believe Mark is a great choice to lead Baldwin as it pursues its worldwide growth strategy.”

Mr. Becker added: “I want to thank Karl Puehringer for his service and note that Karl will remain available to the Company as an advisor." He continued, “The employees of Baldwin Technology and I are looking forward with enthusiasm to working with our customers to provide them the products and services they need for the evolving graphic arts marketplace.”

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment and related consumables for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the Company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems, drying and curing systems and the related consumables.

CONTACT:
Baldwin Technology Company, Inc.
Helen P. Oster, 203-402-1004
hposter@baldwintech.com
www.baldwintech.com